EXHIBIT 99.1

CAMAC Energy Inc. Announces Year End and Fourth Quarter 2012 Results and Provides Operational Update

HOUSTON, April 12, 2013 /PRNewswire/ -- CAMAC Energy Inc. (NYSE MKT: CAK), a U.S.-based energy company engaged in the exploration, development and production of oil and gas in Africa, today announced a net loss of $2.9 million, or $0.02 per diluted share for the quarter ended December 31, 2012. For the same period in 2011, CAMAC Energy reported a net loss of $1.7 million, or $0.01 per diluted share. For the year ended December 31, 2012, CAMAC Energy reported a net loss of $6.1 million, or $0.04 per diluted share, as compared to a net loss of $24.9 million or $0.16 per diluted share, for the year ended December 31, 2011. The decrease in net loss for the year 2012 was primarily due to lower workover costs related to well #5 in Oyo Field.

Chairman and Chief Executive Officer Dr. Kase Lawal commented, "During 2012, the Company acquired six promising exploration blocks in Gambia and Kenya, assumed technical operatorship of its Nigerian blocks OML 120 and 121, divested its China asset, and worked alongside its partner Allied Energy Plc. ("Allied") to engage contractors for the drilling of Oyo well #7. As a result of these achievements, CAMAC Energy is currently poised to create significant value for shareholders over the next twelve months by increasing gross production from Oyo, exploring the deeper Miocene in OML 120 and 121, and conducting critical pre-drilling work in Kenya and the Gambia. We expect these activities, along with our ongoing business development program, to improve the cash flow, asset value, and market profile of the Company for the benefit of all our stakeholders."

Operating revenues for the Company were $16.6 million for the year ended December 31, 2012, compared to $37.9 million in 2011. The decrease in 2012 was primarily due to the reduction in Cost Oil recovery related to workover costs incurred on well #5 in Oyo Field in 2010 and 2011. During 2012, the Company's average daily gross production was 2,759 barrels of oil per day compared to 3,714 barrels of oil per day in 2011. The Company's share of average daily net production was 401 barrels of oil per day in 2012 versus 923 barrels of oil per day in 2011. The average sales price per barrel in 2012 was $112.60, compared to $112.91 in 2011.

Average daily gross oil production for the quarter ended December 31, 2012 was 2,661 barrels of oil per day, versus 3,226 barrels of oil per day during the fourth quarter of 2011. CAMAC Energy's net share of average daily production during the fourth quarter of 2012 was 289 barrels of oil per day compared to 680 barrels of oil per day during the fourth quarter of 2011. In the fourth quarter of 2012, there was one oil lifting from Oyo Field of approximately 251,000 barrels compared to one lifting of approximately 400,000 barrels of oil for the same period in 2011.

General and administrative expenses were $11.0 million for 2012, compared to $13.3 million for 2011. The decrease in 2012 was primarily due to lower salary and benefits and lower stock-based compensation.

Cash and cash equivalents on December 31, 2012 were $3.8 million compared to $13.6 million for the same period in 2011. The decrease in cash and cash equivalents in 2012 was principally due to lower revenues from the Oyo Field during the year.

Estimated net proved reserves at the end of 2012 were approximately 3.1 million barrels of oil, as compared to approximately 2.7 million barrels of oil at December 31, 2011. The Oyo Field accounted for 100% of the proved reserves.

Update on Operations

Kenya

CAMAC Energy recently announced that it has signed an agreement with Sander Geophysics Limited ("SGL") to shoot airborne gravity and magnetic geophysical surveys on its Kenya onshore Lamu Basin Blocks L1B and L16. The data acquisition will cover essentially the entire 12,129 square kilometers in Block L1B and the entire 3,613 square kilometers in Block L16, exceeding the first exploration period's gravity and magnetic survey requirements for each block. The results of the airborne gravity and magnetic survey will be used to optimize the placement of 2-D seismic lines. SGL commenced data acquisition this month, with initial results expected in the third quarter of 2013. The Company is also continuing to evaluate existing seismic data on Block L1B to identify leads and prospects.

On its Kenya offshore Blocks L27 and L28, the Company is undertaking a regional geological study in advance of its participation in a 2-D multi-client seismic acquisition covering both blocks sponsored by the Kenyan Government. The Company expects the acquisition to commence within the next twelve months.

The Gambia

In The Gambia, the Company currently is undertaking a geological and geophysical study in addition to evaluating existing 2-D seismic over its offshore Blocks A2 and A5 in order to delineate its 3-D seismic acquisition program.

OML 120 and 121

In the second half of 2012, CAMAC Energy assumed technical operatorship of OMLs 120 and 121 (the "OMLs") through a technical services agreement with its partner Allied, which acquired the remaining 40% working interest in the OMLs from Nigerian Agip Exploration, a subsidiary of Eni SpA in June 2012. Since assuming technical operatorship, the Company, working alongside Allied, has stabilized Oyo Field production, contracted several reputable service companies to support the drilling of Oyo well #7, and secured the use of the Sedneth 701 semi-submersible rig, currently under contract to Nigerian Petroleum Development Corporation ("NPDC") and operated by a unit of Transocean Ltd. ("Transocean"). The Sedneth 701 will be assigned to Allied between April and August of 2013 to drill Oyo well #7, which is being designed to both increase production from the currently producing Pliocene reservoir and explore the resource potential in the deeper Miocene reservoir.

NPDC has agreed to provide written notice to Allied thirty days prior to assignment of the rig. Transocean will continue to operate the rig during the assignment period. The Company expects drilling operations to conclude approximately sixty days from the spudding of the well. First production from Oyo well #7 is expected in the fourth quarter of 2013 upon delivery of previously ordered long-lead items related to well completion.

The Company is also in the process of re-interpreting the existing 3-D seismic data on the OMLs to identify new exploration prospects outside of the Oyo Field. The Company expects this analysis to result in an increase to the gross unrisked resource potential of the OMLs, currently estimated at over 2 billion barrels of oil by independent reserve auditors.

Conference Call Details

A conference call for investors will be held today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss CAMAC Energy's operations and fourth quarter results with a focus on the Company's future strategy. Hosting the call will be Dr. Kase Lawal , Chairman and Chief Executive Officer, and Earl McNiel , Chief Financial Officer.

The call can be accessed live over the telephone by dialing, (877) 317-6789, or for international callers, (412) 317-6789. A replay will be available shortly after the conference call and can be accessed by dialing (877) 344-7529, or for international callers, (412) 317-0088. The passcode for the replay is 10026061.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Investors--Events & Presentations section of CAMAC Energy's website at www.camacenergy.com. A replay of the webcast will be available for approximately 30 days.

About CAMAC Energy Inc.

CAMAC Energy Inc. (NYSE MKT: CAK) is a U.S.-based energy company engaged in the exploration, development and production of oil and gas. The Company's principal assets include rights to interests in OML 120 and OML 121, offshore oil and gas leases in deep water Nigeria which include the currently producing Oyo Oilfield, and six recently acquired exploration blocks in Kenya and The Gambia. The Company is currently pursuing further additions to its exploration portfolio in East and West Africa. The Company was founded in 2005 and has offices in Houston, Texas, Nairobi, Kenya, Banjul, Gambia and Lagos, Nigeria.

Forward-Looking Statements

This press release may contain certain "forward-looking statements" relating to the business of CAMAC Energy Inc. and its subsidiaries. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the general ability of CAMAC Energy Inc. to achieve its commercial objectives; the business strategy, plans and objectives of CAMAC Energy Inc. and its subsidiaries; resource potential; and any other statements of non-historical information. Words such as "anticipates," "expects," "plans," "projects," "believes," "seeks," "estimates," and similar expressions are intended to identify such forward-looking statements. The statements are based upon management's current expectations, estimates and projections, are not guarantees of future performance, and are subject to a variety of risks, uncertainties and other factors, some of which are beyond CAMAC Energy Inc.'s control and are difficult to predict, including those discussed in CAMAC Energy Inc.'s periodic reports that are filed with the SEC and available on its website (http://www.sec.gov). You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, CAMAC Energy Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Media:
CAMAC Energy Inc.
Cristy Taylor , 713-797-2940
PR@camacenergy.com

or

Investor Relations:
Jason Lee
832-209-1419
IR@camacenergy.com